UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/04/2006

REPUBLIC COMPANIES GROUP, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51455

DELAWARE	30-0175923
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

222 Delaware Avenue, Suite 900
Wilmington, Delaware 19801
(Address of principal executive offices, including zip code)

(302) 658-3613
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On August 4, 2006, Republic Companies Group, Inc. ("Republic") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Delek Capital US Inc. (formerly known as Arrow Capital US Inc.), a Delaware corporation ("Delek Capital"), Arrow Subsidiary Corporation, a Delaware corporation and wholly owned subsidiary of Delek Capital ("Merger Sub"), and Delek Group Ltd., a corporation organized under the laws of Israel ("Delek"). Under the Merger Agreement, Merger Sub will merge with and into Republic, Merger Sub's separate corporate existence will cease and Republic will continue as the surviving corporation and as an indirect, wholly-owned subsidiary of Delek Capital Ltd., an indirect, majority-owned subsidiary of Delek. As a result of the merger, Republic's stockholders that choose not to exercise appraisal rights will receive $20.40 in cash for each share of common stock they own immediately prior to the effective time of the merger. On December 4, 2006, Republic held a special meeting of its stockholders in connection with the proposed merger. At the special meeting, the stockholders voted to adopt the Merger Agreement. Further, all governmental and regulatory consents and approvals, the receipt of which is a condition precedent to the consummation of the merger, have been obtained. A copy of the press release issued by Republic on December 4, 2006 announcing the results of its special meeting is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, Republic and Delek expect to complete the proposed merger this month.

Item 9.01.    Financial Statements and Exhibits

Exhibit 99.1 Press Release of Republic Companies Group, Inc., issued on December 4, 2006.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPUBLIC COMPANIES GROUP, INC.

Date: December 04, 2006	By:	/s/ Michael E. Ditto
Michael E. Ditto
VP, General Counsel, Corp Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	12/4/06 Press Release